Exhibit (a)(24)

FOR IMMEDIATE RELEASE:  January 15, 1998


INVESTOR CONTACT:           U.S. SURGICAL HOME PAGE    MEDIA CONTACT:
Marianne Scipione           http://www.ussurg.com      Steve Rose
Vice President                                         Director
Corporate Communications                               Media Relations
(203) 845-1404                                         (203) 845-1732
marianne.scipione@ussurg.com                           steve.rose@ussurg.com


                 UNITED STATES SURGICAL CORPORATION EXTENDS
                       TENDER OFFER TO ACQUIRE CIRCON


        NORWALK, Conn. - United States Surgical Corporation (NYSE:USS) announced today that it is extending through 6:00 p.m., New York City time, on July 16, 1998, its cash tender offer for all the outstanding common shares of Circon Corporation (NASDAQ:CCON) at a price of $16.50 per share.

        As of 6:00 p.m. New York City Time on January 14, 1998, 3,085,814 shares of Circon's outstanding common stock had been tendered to USS under the terms of the offer.

        USS and Circon Corporation currently are engaged in discovery in connection with USS' lawsuit seeking to declare void the Circon
Corporation Board's appointments of Richard Auhll, George Cloutier and R. Bruce Thompson to the Circon Board and seeking to require the redemption of Circon's "poison pill" rights plan.

        United States Surgical Corporation is a diversified medical products company specializing in minimally invasive technologies that improve patient care and lower health care costs.